EXHIBIT 99.1

Contact:
Haris Tajyar
Investor Relations International
818-382-9702
htajyar@irintl.com
Press Release

INSMED REPORTS FINANCIAL RESULTS FOR SECOND QUARTER

AND FIRST HALF OF 2007

QUARTERLY REVENUES INCREASE TO $2.3M FROM $210K IN PRIOR YEAR;

LOWER SG&A EXPENSES HELP NARROW LOSS

RICHMOND, VA – August 2, 2007 – Insmed Inc. (Nasdaq Global Market: INSM), (referred to herein as “Insmed”, “we”, “our” and “us”), a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs, today announced results for the second quarter and six-month period ended June 30, 2007.

Revenues for the three months ended June 30, 2007 were $2.3 million, up from $210,000 from the corresponding period in 2006. The increase was due to two factors: improvements in cost recovery from Insmed’s Expanded Access Program (EAP) to treat patients with amyotrophic lateral sclerosis (ALS) and the receipt of licensing income from our January 2007 agreement with NAPO Pharmaceuticals Inc.

The net loss for the second quarter of 2007 was $2.5 million, or $0.02 per share, compared with a net loss of $8.9 million, or $0.09 per share, in the second quarter of 2006. The year-over-year improvement was due mainly to a reduction in selling, general and administrative (SG&A) expenses, which fell to $1.2 million from $5.2 million in the second quarter of 2006, and to a drop in research and development (R&D) expenses to $3.7 million from $4.3 million. The reduction in SG&A was due primarily to reduced litigation expenses and the elimination of commercial expenses associated with our business restructuring plan. The drop in R&D expenses reflected a reduction in our clinical and commercial manufacturing activity. Interest income in the second quarter of 2007 fell to $224,000 from $577,000 a year earlier. This was due to a lower average cash balance on hand for the most recent quarter.

For the six months ended June 30, 2007, revenues totalled $3.9 million, up from $263,000 in the first six months of 2006. Consistent with second quarter results, the increase was due to improvements in the cost recovery from our EAP and the receipt of licensing income from our agreement with NAPO Pharmaceuticals, together with increased sales of our lead drug IPLEX™.

The net loss for the six months ended June 30, 2007 was $12.8 million, or $0.12 per share, compared to $22.3 million, or $0.25 per share, for first six months of 2006. Year-over-year, R&D expenses dropped to $9.8 million for the first half of 2007, from $11.5 million, reflecting lower litigation expenses, which were included in R&D during the first quarter of 2006, and reduced clinical and commercial manufacturing activity. SG&A expenses fell to $6.5 million for the first half of 2007 from $9.0 million a year earlier, due to a combination of reduced litigation expenses and the elimination of commercial expenses. This reduction was partially offset by severance costs associated with our business restructuring plan.

Interest income for the first half of 2007 was $525,000, compared to $889,000 for the first half of 2006. Interest expense for the six months ended June 30, 2007 was $306,000, compared to $3.0 million for the first half of 2006. The decrease in interest expense resulted from lower amortization of the debt discount associated with our March 2005 financing, as an acceleration of the discount took place in the first quarter of 2006 due to the conversion of notes into shares of Insmed common stock.

As of June 30, 2007, Insmed had total cash and cash equivalents on hand of $22.3 million, compared to $24.1 million on hand as of December 31, 2006. The $1.9 million decrease in cash and cash equivalents reflected the use of $18.7 million for operating activities and $500,000 utilized for the Company’s investment in NAPO Pharmaceuticals Inc. The decrease was partially offset by net proceeds of $17.0 million from an offering of our common stock and warrants to purchase common stock and $300,000 from a reduced letter of credit.

Second Quarter Financing Activities

On May 4, 2007, Insmed sold 20,255,367 shares of its common stock together with warrants to purchase up to 2,025,536 shares of its common stock. The price to the investors was $0.90 per unit, which was comprised of one share of common stock and a warrant to purchase 0.1 share of common stock. The units were not issued or certificated, and the shares of common stock and warrants were immediately separable and issued separately. The warrants may be exercised between November 3, 2007 and May 3, 2012 and have an exercise price of $1.10 per share. The offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. Net proceeds to the Company from the offering were $17.0 million.

Insmed Expected to Launch into Follow-On Biologics Market

“Our latest results clearly show not only an improving financial picture but, perhaps more importantly, that Insmed is successfully preparing for its launch into a substantial new market in follow-on biologics, said Insmed President and CEO Geoffrey Allan, Ph.D.

“We believe that Congress will soon pass legislation allowing the marketing of ‘biogenerics’, medicines similar to major protein-based drugs going off-patent. If and when this legislation passes, we believe our state-of-the-art manufacturing facility and drug-development expertise should place us in an advantageous position to rapidly capture a portion of this substantial opportunity. In the meantime, our second quarter financials indicate that Insmed has reduced its expense levels, gained a solid revenue stream from its EAP and has decreased its burn rate,” concluded Dr. Allan.

Investor Conference Call

Insmed will host a conference call on Thursday, August 2, 2007 at 11:00 a.m. Eastern Time to discuss the financial results for the first six months ended June 30, 2007, and to provide a business update.

Individuals interested in listening to the live call may do so by dialling 877-407-0782 toll free within the United States and Canada, or 201-689-8567 for international callers.

A telephonic replay of the call will be available approximately two hours after the call for a period of two weeks at 877-660-6853 from the United States and 201-612-7415, for international callers. The account # is 286 and conference id # 249996.

Individuals interested in listening to the conference call via the Internet may do so by visiting Insmed’s website at www.insmed.com. A replay of the call will be available on the website for a period of 90 days.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs. For more information, please visit www.insmed.com. To be added to Insmed's investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

Forward Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our entrance into the follow on biologics market may be unsuccessful, our common stock could be delisted from the Nasdaq Global Market and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

[Financial Tables to Follow]

INSMED INCORPORATED

Consolidated Balance Sheets

(in thousands, except share and per share data)

	(unaudited)
	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$22,259	$24,112
Restricted cash	493	407
Accounts receivable, net	—	241
Inventories	—	576
Other current assets	211	87

Total current assets	22,963	25,423

Long-term assets:
Restricted cash—long term	2,325	2,708
Investments	437	—
Deferred financing costs, net	193	209
Property and equipment, net	5	8

Total long-term assets	2,960	2,925

Total assets	$25,923	$28,348

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$681	$7,187
Accrued project costs & other	413	1,115
Payroll liabilities	1,243	1,302
Interest payable	23	23
Deferred rent	54	54

Convertible debt	1,139	—
Debt discount	(403)	—

Net convertible debt	736	—

Total current liabilities	3,150	9,681
Long-term liabilities:
Convertible debt	3,986	5,125
Debt discount	(1,412)	(1,964)

Net long-term convertible debt	2,574	3,161
Asset retirement obligation	1,921	1,626

Total liabilities	7,645	14,468

Stockholders' equity:
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 121,708,316 in 2007 and 101,328,118 in 2006	1,217	1,013
Additional paid-in capital	340,675	323,664
Accumulated deficit	(323,551)	(310,797)
Accumulated other comprehensive loss:
Unrealized loss on investment	(63)	—

Net stockholders' equity	18,278	13,880

Total liabilities and stockholders' equity	$25,923	$28,348

INSMED INCORPORATED

Consolidated Statements of Operations

(in thousands, except per share data—unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Sales, net	$—	$8	$423	$8
Royalties	17	30	52	83
License income	1,045	—	1,545	—
Other expanded access program income	1,213	172	1,915	172

Total revenues	2,275	210	3,935	263
Operating expenses:
Cost of goods sold	—	23	576	23
Research and development	3,691	4,348	9,796	11,522
Selling, general and administrative	1,153	5,163	6,535	8,963

Total expenses	4,844	9,534	16,907	20,508

Operating loss	(2,569)	(9,324)	(12,972)	(20,245)
Interest income	224	577	525	889
Interest expense	(155)	(164)	(306)	(2,983)

Net loss	$(2,500)	$(8,911)	$(12,753)	$(22,339)

Basic and diluted net loss per share	$(0.02)	$(0.09)	$(0.12)	$(0.25)

Shares used in computing basic and diluted net loss per share	113,577	100,152	107,486	90,125

INSMED INCORPORATED

Consolidated Statements of Cash Flows

(in thousands—unaudited)

	Six Months Ended
	June 30,
	2007	2006
Operating activities
Net loss	$(12,753)	$(22,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	168	2,809
Stock based compensation expense	129	481
Stock options issued for services	39	40
Changes in operating assets and liabilities:
Accounts receivable	241	(105)
Inventory	576	(1,797)
Other assets	(124)	(107)
Accounts payable	(6,507)	1,916
Accrued project costs	(702)	(636)
Payroll liabilities	(59)	116
Deferred rent	—	(165)
Asset retirement obligation	295	296
Interest payable	—	(24)

Net cash used in operating activities	(18,697)	(19,515)

Investing activities
Purchases of investments	(500)	—
Purchases of property, plant and equipment	—	(3,016)

Net cash used in investing activities	(500)	(3,016)

Financing activities
Proceeds from issuance of common stock
Public offering	18,230	43,240
Issuance costs	(1,266)	(421)
Warrants converted into shares	—	8,810
Other	83	135

Total proceeds from issuance of common stock	17,047	51,764
Changes in cash restricted to restricted letters of credit	297	288

Net cash provided by financing activities	17,344	52,052

(Decrease) Increase in cash and cash equivalents	(1,853)	29,521
Cash and cash equivalents at beginning of period	24,112	18,835

Cash and cash equivalents at end of period	$22,259	$48,356

Supplemental information
Cash paid for interest	$141	$165

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